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EXHIBIT 10.12


                                                                         R. YORK
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement") is entered into by and between Richard York ("Executive") and MEMS USA, INC., a Nevada Corporation and California MEMS USA INC. a California Corporation, collectively ("MEMS") as of November 1, 2006 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, MEMS is desirous of offering employment to the Executive on the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive is desirous of being employed by MEMS pursuant to such terms and conditions and for such consideration.

                  NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, MEMS and Executive agree as follows:


Article 1.        EMPLOYMENT AND DUTIES

         1.1 MEMS agrees to employ Executive, and Executive agrees to be employed by MEMS, beginning as of the Effective Date and continuing until the date of termination of Executive's employment pursuant to the provisions of
Article 3 (the "Term"), subject to the terms and conditions of this Agreement.

         1.2 Beginning as of the Effective Date, Executive shall be employed as Chief Financial Officer. Executive agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by the Employer and to perform diligently and to the best of Executive's Abilities the duties and services pertaining to such positions as reasonably determined by MEMS, as well as such additional or different duties and Services appropriate to such positions which Executive from time to time may be reasonably directed to perform by MEMS.

         1.3 Executive shall at all times comply with and be subject to such policies and procedures as MEMS may establish from time to time, including, without limitation, the MEMS Company Code of Business Conduct (The "Code of Business Conduct").

         1.4 Executive shall, during the period of Executive's employment, devote Executive's full business time, energy, and best efforts to the business and affairs of MEMS. Executive may not engage, directly or indirectly, in any other business, investment, or activity that is in competition with the Business of MEMS or interferes with Executive's performance of Executive's duties hereunder, is contrary to the interest of MEMS or any of MEMS subsidiaries and divisions collectively, the "MEMS Entities" or, individually, a "MEMS Entity"), or requires any significant portion of Executive's business time. The foregoing

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notwithstanding, the parties agree that Executive may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the MEMS Entities or interfere with Executive's performance of his duties hereunder; provided that Executive may own up to 2% of any public company that competes with MEMS. Executive may not serve on the board of directors of any entity other than a MEMS Entity during the Term without the approval thereof in accordance with MEMS policies and procedures regarding such service. Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

         1.5 Executive agrees that Executive owes a fiduciary duty of loyalty and care to MEMS and must act at all times in the best interests of MEMS and the other MEMS Entities and not act in a manner which would, directly or indirectly, injure any such entity's business, interests or reputation. Executive acknowledges that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect MEMS, or any MEMS Entity involves a possible conflict of interest. Accordingly, Executive agrees that Executive will not knowingly become involved in a conflict of interest with MEMS or the MEMS Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with MEMS's policies and procedures.


Article 2.        COMPENSATION AND BENEFITS

         2.1 Executive's base salary during the Term shall be not less than $120,000 per annum which shall be paid in accordance with MEMS' standard payroll practice for its executives. Executive's base salary may be increased from time to time with the approval of the MEMS Board of Directors or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Executive.

                  2.1.1 If at any time during the Term of this Agreement, MEMS is unable, due to lack of available funds, to pay Executive's base salary, in whole or in part, the unpaid portion of Executive's salary shall continue to accrue to Executive and Executive shall be paid all sums due hereunder once said funds are available.

                  2.1.2 Executive shall receive an auto allowance of $500.00 per month effective November 1, 2006. All registration fees, fuel, maintenance, repairs and insurance costs of such automobile shall be the responsibility of Executive.

                  2.1.3 Executive shall be eligible for an annual bonus, for the period from this agreement date to October 30, 2007, and other forms of supplemental compensation as may, from time to time, be approved by the MEMS board of directors. Annual incentive compensation, if any, will be determined by the Board, in its sole discretion, and paid as soon as practicable after the end of the year.


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         2.2 During the Term, Executive shall participate in the MEMS Annual
Performance Review process. Further, Executive will be granted 300,000 options to purchase MEMS common stock at an option price equal to the closing price of MEMS stock on the Over the Counter Bulletin Board (OTCBB) on the date of grant and shall vest as follows: 10% upon execution of this Agreement, and thereafter 30% per annum on the anniversary of your hire date. Notwithstanding the foregoing, any unvested shares shall vest on the close of business on the day before the closing date of any merger or acquisition agreement whereby more than 50% of the issued and outstanding MEMS capital stock, or all or substantially all of its assets, is to be purchased or otherwise acquired by a third-party.

         2.3 During the Term, MEMS shall pay or reimburse Executive for all actual, reasonable and customary expenses incurred by Executive in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Executive's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with MEMS' applicable policies and procedures, and provided Executive presents appropriate vouchers or receipts.

         2.4 While employed by MEMS, executive shall be allowed to participate, on the same basis generally as other executives of MEMS Entities, in all general executive benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by the MEMS Entities to all or substantially all of MEMS Entities' similarly situated executives. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executives pursuant to the terms and conditions of such benefit plans and programs.

         2.5 MEMS shall not, by reason of this Article 2, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, executive benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered executives generally.

         2.6 MEMS may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


Article 3.        TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION

         3.1 Executive's employment with MEMS shall be terminated (i) upon the death of Executive, (ii) upon Executive's Retirement (as defined below), (iii) upon Executive's Permanent Disability (as defined below), (iv) at any time by


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MEMS upon written notice to Executive, or by Executive upon thirty (30) days'
written notice to MEMS, for any or no reason; or (v) on the three (3) year anniversary date of this Agreement unless extended, in writing, by MEMS and Executive.

         3.2 If Executive's employment is terminated by reason of any of the following circumstances, Executive shall not be entitled to receive the benefits set forth in Section 3.3 hereof:

                  (i)      Death.

                  (ii) Retirement. "Retirement" shall mean either (a) Executive's retirement at or after normal retirement age or (b) the voluntary termination of Executive's employment by Executive in accordance with MEMS' early retirement policy for other than Good Reason (as defined below).

                  (iii) Permanent Disability. "Permanent Disability" shall mean Executive's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Compensation Committee.

                  (iv) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Executive for other than Good Reason. "Good Reason" shall mean (a) a termination of employment by Executive because of a material breach by MEMS of any material provision of this Agreement which remains uncorrected for thirty
                           (30) days following written notice of such breach by Executive to MEMS, provided such termination occurs within sixty (60) days after the expiration of the notice period or (b) a termination of employment by Executive within six (6) months after a material reduction in Executive's rank or responsibility with MEMS.

                  (v) Expiration of the three (3) year term of this Contract without a mutual agreement between MEMS and Employee to extend the term thereof; or

                  (vi) Termination for Cause. Termination of Executive's employment by MEMS for Cause. "Cause" shall mean any of the following:

                  (a) Executive's gross negligence or willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement, (b) Executive's indictment for a felony, (c) a material violation of the Code of Business Conduct or (d) Executive's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach to Executive by MEMS. Determination as to whether or not Cause exists for termination of Executive's employment will be made


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                  by the MEMS Board of Directors. Decisions as to whether
                  "Cause" exists for termination of the employment relationship with Executive and whether and as of what date Executive has become permanently disabled are delegated to MEMS Board of Directors, or its delegate, for determination and any dispute by Executive with any such decision shall be limited to whether the MEMS Board of Directors, or its delegate, reached such decision in good faith.

         In the event Executive's employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of termination, except as specifically provided in this
Section 3.2. Executive, or his estate in the case of Executive's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under MEMS' plans, if any, for years prior to the year of Executive's termination of employment, but shall not be entitled to any bonus or incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of MEMS except for those which may be payable pursuant to the terms of MEMS' executive benefit plans (as defined in Section 2.4), stock, stock option or incentive plans, or the applicable agreements underlying such plans, if any. Executive shall be entitled to eighteen months of continuing group health plan coverage which Executive and his covered dependents receive pursuant to COBRA with premiums paid by Executive.

         3.3 If Executive's employment is terminated by Executive for Good Reason or by Employer for any reason other than as set forth in Section 3.2 above Executive shall be entitled to each of the following:

                  (i) Subject to the provisions of Section 3.4, Employers, jointly, shall pay to Executive a severance benefit consisting of a single lump sum cash payment equal to 12 months severance. Such severance benefit shall be paid no later than thirty (30) days following Executive's termination of employment.

                  (ii) Executive shall be entitled to any individual incentive compensation earned under the MEMS Annual Performance Pay Plan, or any successor annual incentive plan approved by MEMS' Board of Directors, on a pro rate basis, for the year of Executive's termination of employment. Such amounts shall be paid to Executive at the time that such amounts are paid to similarly situated Executives.

                  (iii) Reimbursement for the cost of up to the first twelve months of premiums for continuing group health plan coverage which Executive and his covered dependents receive pursuant to COBRA.

         3.4 The severance benefit paid to Executive pursuant to Section 3.3 shall be in consideration of Executive's continuing obligations hereunder after such termination, including, without limitation, Executive's obligations under


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Article 4. Further, as a condition to the receipt of such severance benefit,
MEMS, at its sole discretion, may require Executive to first execute a release, in the form established by MEMS, releasing MEMS and all other MEMS Entities, and their officers, directors, executives, affiliates, divisions and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Executive's employment with MEMS and any other MEMS Entities or the termination of such employment. The performance of MEMS' obligations under
Section 3.3 and the payment of the severance benefit provided thereunder by MEMS shall constitute full settlement of all such claims and causes of action. Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 is owing and the amounts due Executive pursuant to Section 3.3 shall not be reduced or suspended if Executive accepts subsequent employment or earns any amounts as a self-employed individual. Executive's rights under Section 3.3 are Executive's sole and exclusive rights against MEMS or its Affiliates and MEMS' sole and exclusive liability to Executive under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with MEMS.

         3.5 Except as set forth in Section 3.6, termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Executive's obligations under Article 4.

         3.6 In the event that MEMS or any Subsequent Employer should file for bankruptcy under 11 U.S.C. Section 701, et. seq., commonly known as a Chapter 7 Liquidation proceeding, Employee shall be released from the requirements of Sections 4.2 and 4.3 hereunder.


Article 4. OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

         4.1 Executive acknowledges that the businesses of MEMS and MEMS Affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which MEMS or MEMS Affiliates use in their business to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to MEMS and MEMS Affiliates in maintaining their competitive position. Executive hereby agrees that Executive will not, at any time during or after his employment by MEMS, make any unauthorized disclosure of any confidential business information or trade secrets, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited


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hereunder). The above notwithstanding, a disclosure shall not be unauthorized if
(i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive's legal rights and obligations as an Executive under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to MEMS of his intent to disclose any such confidential business information in such context so as to allow MEMS or its affiliates an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.2 All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items related to MEMS business that Executive shall prepare or receive from MEMS or from a third party as a result of employment by MEMS shall remain MEMS' sole and exclusive property. Executive will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials originating with or belonging to MEMS other than in connection with performing his duties. Upon termination of his employment with MEMS, Executive shall promptly return to MEMS all property of MEMS in his possession or control and will not retain in his possession or control any software, documents or other materials originating with or belonging to MEMS.


Article 5.        NON SOLICITATION; NON DISPARAGEMENT

         5.1 During Executive's employment by MEMS hereunder and during a period of two (2) years following the date of termination of his employment with MEMS, Executive will not, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other "person" (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), (1) hire or attempt to hire any employee of MEMS or any Affiliate of MEMS or any person who was an employee of MEMS or any Affiliate of MEMS at any time during the twelve months immediately prior to the termination of Executive's employment with MEMS, assist in such hiring by any other person, encourage any such employee to terminate his relationship with MEMS or any Affiliate of MEMS; and (2) directly or indirectly, request or cause customers, suppliers or other parties with whom MEMS or any of its Affiliates has a business relationship to cancel or terminate any such business relationship with MEMS or any of its Affiliates.

         Executive covenants and agrees that during his employment by MEMS he will not directly or indirectly receive any remuneration from MEMS or anyone connected with MEMS except as provided pursuant to the terms of this Agreement or otherwise approved by the Board of Directors in writing. Executive further covenants and agrees that at no time during or after his employment by MEMS will the Executive disparage MEMS or any of its affiliates, shareholders, directors, officers, employees, or agents.


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Article 6.        INVENTIONS

                  6.1 MEMS has hired Executive to work full time so anything Executive produces during the period of his employment with MEMS and applicable to the business of MEMS is the property of MEMS. Any writing, invention, design, system, process, development or discovery (each a "Development") conceived, developed, created or made by Executive, alone or with others, during the period of his employment with MEMS and applicable to the business of MEMS, whether or not patentable, registerable or copyrightable, shall become the sole and exclusive property of MEMS. Executive shall disclose the same promptly and completely to MEMS, and shall, during the period of his employment with MEMS, and any time and from time to time thereafter, (1) execute all documents reasonably requested by MEMS for the purpose of vesting in MEMS the entire right, title and interest in and to the same, (2) execute all documents reasonably requested by MEMS for filing such applications for and procuring all patents, trademarks, service marks or copyrights as MEMS, in its sole discretion, may desire to prosecute, and (3) give MEMS all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain, and protect MEMS's right therein and thereto; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 6.1 shall not apply to any Development that the Executive developed entirely on his own time without using MEMS equipment, supplies, facilities or trade secret information except for those Developments that either:

                  6.1.1 relate at the time of conception or reduction to practice of the Development to MEMS' business, or actual or demonstrably anticipated research or development of MEMS; or

                  6.1.2    result from any work performed by Executive for MEMS.

         If such assistance is requested after Executive's employment has terminated, MEMS shall pay Executive reasonable compensation in respect of, and reimburse Executive for Executive's reasonable expenses incurred in connection with, rendering such assistance and performing such acts. Executive shall not have or claim any right, title or interest in any trade name, trademark, copyright or other similar rights belonging to or used by MEMS.


Article 7.        MISCELLANEOUS

         7.1 Definitions. The terms "Affiliate" or "Affiliated" means an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with MEMS or in which MEMS has a 20% or more equity interest.

         7.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Executive or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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         If to MEMS, to MEMS USA, Inc. at 5701 Lindero Canyon Rd., Westlake
Village, CA 91362, to the attention of the Chief Executive Officer.

         If to Executive, to his last known personal residence.

         7.3 Governing Law. This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of California, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern.

         7.4 No Waiver. No failure by any party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.5 Nothing contained herein shall be construed to preclude the transfer of Executive's employment to another MEMS Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "MEMS" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Executive's rights and obligations, shall remain in full force and effect following such transfer of employment.

         7.6 Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         7.7 Injunctive Relief. Any party hereto may bring an action for injunctive or other extraordinary relief pursuant to Section 1281.8 of the California Code of Civil Procedure based upon a breach by another party hereto of this Agreement.

         7.8 Cooperation. Executive will cooperate with MEMS, during the term of his employment and thereafter by making himself reasonably available to testify on behalf of MEMS or any subsidiary or Affiliate of MEMS in any action, suit, or


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proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist MEMS or any such subsidiary or Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to MEMS or any such subsidiary or Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. MEMS will reimburse Executive for all expenses reasonably incurred by him in connection with his provision of testimony or assistance.

         7.9 Indemnification. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, MEMS will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys' fees) made against or incurred by Executive as a result of his employment with MEMS or any subsidiary or other Affiliate of MEMS, including service as an officer or director of MEMS or any subsidiary or other Affiliate of MEMS.

         7.10 No Impediment to Agreement. Executive covenants that except as otherwise disclosed herein, he is not, as of the date hereof, and will not be, during the period of his employment hereunder, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant or confidentiality agreement, and is not aware of any other circumstance or condition (legal, health or otherwise) which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder.

         7.11 Binding Agreement; Assignability. This Agreement shall be binding upon and inure to the benefit of MEMS, the MEMS Entities, and Executive and to the extent herein provided, any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of MEMS by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Executive's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of MEMS, other than in the case of death or incompetence of Executive.

         7.12 Attorneys Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

         7.13 Entire Agreement. This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Executive's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters.


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Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by MEMS that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the MEMS Board of Directors, MEMS Compensation Committee or its delegate, as appropriate.


         IN WITNESS WHEREOF, MEMS and Executive have duly executed this Agreement in multiple originals to be effective on the Effective Date.

                                                MEMS USA, Inc.


                                                By: /S/ James A. Latty
                                                    ----------------------------
                                                Name:    James A. Latty, PhD, PE
                                                Title:   President

                                                EXECUTIVE


                                                By: /S/ Richard W. York
                                                    ----------------------------
                                                Name:    Richard W. York


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